[Letterhead of Secretary of State, State of Georgia]



                                                      CONTROL NUMBER: 9610956
                                                      EFFECTIVE DATE: 04/01/1996
                                                      COUNTY : CLAYTON
                                                      REFERENCE : 0091
                                                      PRINT DATE :  04/02/1996
                                                      FORM NUMBER : 0311


CSC NETWORKS
LISA WILLIAMS
66 LUCKIE STREET
ATLANTA, GA 30303


                          CERTIFICATE OF INCORPORATION

I, the Secretary of State and the Corporation Commissioner of the State of Georgia, do hereby certify under the seal of my office that

                          ELECTRONIC FUEL CONTROL, INC.

has been duly incorporated under the laws of the State of Georgia on the effective date stated above by the filing of articles of incorporation in the office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.



[Seal of the State of Georgia]

                                                           /s/ LEWIS A. MASSEY
                                                           -------------------
                                                           LEWIS A. MASSEY
                                                           SECRETARY OF STATE

                          ARTICLES OF INCORPORATION OF
                          ELECTRONIC FUEL CONTROL, INC.

The undersigned, an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation in accordance with the provisions of the Georgia Business Corporation Code:

         FIRST: The name of the corporation (hereinafter referred to as the "corporation") is "Electronic Fuel Control, Inc."

         SECOND: (a) The total number of shares of capital stock which the corporation shall have authority to issue is Twenty Five Million (25,000,000) shares, of which Twenty Million (20,000,000) shares are designated as common stock with a par value of $.001 per share and Five Million (5,000,000) shares are designated as preferred stock with a par value of $.01 per share.

         (b) The Corporation is authorized to issue the preferred shares from time to time in one or more series with such designations, relative rights, preferences, or limitations as shall be fixed by the Board of Directors in the resolution or resolutions providing for the issue of such shares, subject to the limitation, that if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets, other than by way of dividends, in accordance with the sums payable as if same were discharged in full. The Board of Directors is expressly authorized to adopt such resolution or resolutions providing for the issue of such shares from time to time as the Board of Directors, in its discretion, may deem desirable.

         THIRD: The street address and the county of the registered agent of the corporation in the State of Georgia is 4851 Georgia 85, Suite 210, Forest Park, Clayton County, Georgia 30050. The name of the registered agent of the corporation at that address is Frank Davis.

         FOURTH:  The name and address of the incorporator are:

              Name                            Address
              ----                            -------
         William P. Ruffa     150 East 58th Street, New York, NY 10155

         FIFTH: The street address of the corporation is 4851 Georgia Highway 85, Suite 210, Forest Park, Clayton County, Georgia 30050.

         SIXTH: The purposes for which the corporation is organized, which shall include the authority of the corporation to engage in any lawful business, are as follows:

         To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition, or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements, and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

         To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in, and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings, and other works and any interest or right therein; to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire; lease, pledge, mortgage, and otherwise handle, and deal in an dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of; and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

         To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

         (a) inventions, devices, formulae, process, and any improvements and modifications thereof;

         (b) letters patent, patent rights, patented process, copyrights, designs, and similar rights, trade-marks, trade symbols, and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

         (c) franchises, licenses, grants, and concessions.

         To have all of the general powers granted to corporation organized under the Georgia Business Corporation Code, whether granted by specific statutory authority or by construction of law.

         SEVENTH: No holder of any of the shares of any class of the capital stock of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the capital stock of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the capital stock of the corporation or for the purchase of any shares, bonds, securities or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase or otherwise acquire any shares of any class of capital stock of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such persons or entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

         EIGHTH: The corporation shall, to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under By-law, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended or supplemented.

         TENTH: Action required or permitted by the provisions of the Georgia Business Corporation Code to be taken at a shareholders' meeting may be taken without a meeting in accordance with the provisions of Section 14-2-704 of the Georgia Business Corporation Code if the action is taken by the persons who would be entitled to vote at a meeting of the shareholders a number of shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at a which all shareholders entitled to vote were present and voted.

         ELEVENTH: In discharging the duties of their respective positions and in determining what is believed to be in the best interest of the corporation, the Board of Directors, committees of the Board of Directors, and individual Directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent.

         TWELFTH: This Article constitutes an undertaking by the corporation to publish a notice of filing these Articles of Incorporation as requires by the provisions of subsection (b) of Section 14-2-201.1 of Georgia Business Corporation Code.

         THIRTEENTH:  The duration of the corporation shall be perpetual.

Signed on March 29, 1996.

                                                /s/ William P. Ruffa
                                                --------------------
                                                William P. Ruffa, Incorporator